Exhibit 99.1

FOR IMMEDIATE RELEASE
July 31, 2008

Contact:
John B. Woodlief
Vice President – Finance
and Chief Financial Officer
704-372-5404

Ruddick Corporation Reports Fiscal Third Quarter 2008 Results

CHARLOTTE, N.C.—July 31, 2008--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the fiscal third quarter ended June 29, 2008 increased by 9.8% to $1.01 billion from $0.92 billion in the third quarter of fiscal 2007. For the 39 weeks ended June 29, 2008, consolidated sales of $2.97 billion were 10.0% above the $2.70 billion for the comparable period of fiscal 2007. The increase in consolidated sales during the quarter was attributable to sales increases of 10.8% at Harris Teeter, the Company’s supermarket subsidiary, and 0.8% at American & Efird (“A&E”), the Company’s sewing thread and technical textiles subsidiary. The increase in consolidated sales for the year to date was driven by sales increases of 11.4% at Harris Teeter that were partially offset by sales declines of 2.9% at A&E.

The Company reported that consolidated net income increased 15.6% to $24.5 million, or $0.51 per diluted share, for the third quarter of fiscal 2008, from $21.2 million, or $0.44 per diluted share in the prior year third quarter. For the 39 weeks ended June 29, 2008, consolidated net income increased 20.9% to $71.9 million, or $1.49 per diluted share, from $59.5 million, or $1.24 per diluted share, in the same period of fiscal 2007. The increase for both the fiscal quarter and 39-week period was driven by improved operating profit at both Harris Teeter and A&E.

Harris Teeter sales increased by 10.8% to $926.3 million in the third quarter of fiscal 2008 compared to sales of $836.4 million in the third quarter of fiscal 2007. For the 39 weeks ended June 29, 2008, sales rose 11.4% to $2.72 billion from $2.44 billion in the same period of fiscal 2007. The increase in sales was attributable to incremental new stores and comparable store sales increases of 1.73% for the 2008 third fiscal quarter and 3.11% for the 39-week period. The comparable store sales gain for the third quarter of fiscal 2008 was negatively impacted by the timing of the Easter holiday and Fourth of July holiday. Both holidays were included in the third quarter of fiscal 2007, whereas in fiscal 2008, the Easter holiday was in the second quarter and the Fourth of July holiday will be in the fourth quarter.

During the first nine months of fiscal 2008, Harris Teeter opened 12 new stores, closed 2 older stores (both of which were replaced by new stores) and completed the major remodeling of 6 stores (4 of which were expanded in size). Since the third quarter of fiscal 2007, Harris Teeter has opened 19 new stores while closing 4 stores for a net addition of 15 stores. The company operated 174 stores at June 29, 2008.

Operating profit at Harris Teeter increased by 11.7% to $44.5 million (4.81% of sales) for the third quarter of fiscal 2008, from $39.9 million (4.77% of sales) in the prior year period (an improvement of 4 basis points). For the 39 weeks ended June 29, 2008, operating profit was $135.1 million (4.98% of sales), an increase of 19.0% from $113.5 million (4.66% of sales) in the prior year period (an improvement of 32 basis points).

Operating profit was impacted by new store pre-opening costs of $3.7 million (0.40% of sales) and $4.0 million (0.47% of sales) in the third quarter of fiscal 2008 and fiscal 2007, respectively. Pre-opening costs for the 39-week periods ended June 29, 2008 and July 1, 2007 were $11.6 million (0.43% of sales) and $13.5 million (0.55% of sales), respectively. New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule and market location.

Harris Teeter’s operating profit improved primarily as a result of increased sales attributed to comparable store sales gains driven by increased customer counts per location. We believe that our customer base has expanded as a result of providing excellent customer service, targeted promotional spending and innovative retail pricing programs. The sales increases, along with a continued emphasis on operational efficiencies and overhead cost containment during this time of expansion, have provided the leverage to offset the incremental costs associated with Harris Teeter’s new store program (pre-opening costs and incremental start-up costs), increased LIFO charge, fuel and cost of petroleum-based supplies, associate benefit costs, credit and debit card fees, and new store occupancy costs.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, “We are pleased to report continued positive comparable store sales gains and operating profit increases at Harris Teeter. Our improved operating profit was achieved while expanding in our key markets by opening 19 new stores in the past 12 months. We have continued to adjust and refine our merchandising activities in response to the current economic environment and see positive responses from our customers. Our commitment to providing our customers with outstanding product quality and a superior shopping experience, together with our focused promotional strategies have enabled us to continue to profitably grow our market share and our customer base.”

A&E sales increased by 0.8% to $87.2 million for the third quarter of fiscal 2008, from $86.6 million in the third quarter of fiscal 2007. For the 39 weeks ended June 29, 2008, sales declined by 2.9% to $249.9 million from $257.3 million in the same period of fiscal 2007. For the 39-week period, foreign sales accounted for approximately 56% of A&E’s fiscal 2008 sales as compared to approximately 54% in fiscal 2007.

A&E realized operating profit of $2.3 million in the third quarter of fiscal 2008 compared to $0.9 million in third quarter of fiscal 2007. For the 39 weeks ended June 29, 2008, A&E’s operating profit was $1.8 million, compared to $1.7 million in the 39-week period ended July 1, 2007. Management continues to rationalize A&E’s operations in the Americas and focus on providing best-in-class service to its customers, while expanding its product lines throughout A&E’s supply chain.

Dickson said, “The challenging retail environment that we faced in many parts of the world last year has continued. We remain committed to our strategic plans that will transform A&E’s business to a more Asian-centric global supplier of sewing thread, embroidery thread and technical textiles. As part of these plans, on April 7, 2008 we completed the previously announced joint venture with Vardhman Textiles Limited (“Vardhman”), to manufacture, distribute and sell sewing thread for industrial and consumer markets within India and for export markets. A&E has already realized the benefits of this joint venture and we are very excited about the opportunity to grow the business together in this important region of Asia. We will continue to evaluate A&E's structure to best position A&E to take advantage of opportunities available through its enhanced international operations.”

For the first nine months of fiscal 2008, depreciation and amortization for the consolidated Ruddick Corporation totaled $84.4 million and capital expenditures totaled $145.3 million. Total capital expenditures during the 39 weeks ended June 29, 2008 were comprised of $139.4 million for Harris Teeter and $5.9 million for A&E. During the first nine months of fiscal 2008, Harris Teeter made an additional net investment of $11.8 million ($14.5 million additional investments less $2.7 million received from property investment sales and partnership returns) in connection with the development of certain of its new stores. Additionally, A&E invested $24.1 million in connection with its joint venture with Vardhman.

Harris Teeter’s continued improvement in operating performance and financial position provides the flexibility to expand its store development program for new and replacement stores along with the remodeling and expansion of existing stores. Harris Teeter plans to open an additional three new stores and complete the major remodeling on one store during the remainder of fiscal 2008. The new store development program for fiscal 2008 is expected to result in an 8.9% increase in retail square footage, as compared to an 11.9% increase in fiscal 2007. Harris Teeter routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest older or underperforming stores.

Consolidated capital expenditures for fiscal 2008 are planned to total approximately $199 million, consisting of $190 million for Harris Teeter and $9 million for A&E. Such capital investment is expected to be financed by internally generated funds and borrowings under the Company’s revolving credit facility.

Harris Teeter’s capital expenditures for fiscal 2009 are presently planned to be approximately $245 million and includes the anticipated opening of 19 new stores (3 of which will be replacements for existing stores) and the completion of 8 major remodels (2 of which will be expanded in size). Harris Teeter’s plans call for the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures, sales and operating results.

The Company’s management remains cautious in its expectations for the remainder of fiscal 2008 due to the intensely competitive retail grocery market, unprecedented rise in commodity price indexes, and challenging textile and apparel environment. Pre-opening and start-up costs associated with the increased number of new store openings could prove challenging. Further operating improvement will be dependent on the Company’s ability to offset increased operating costs with additional operating efficiencies, and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded goodwill; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight southeastern states and American & Efird, Inc., one of the world’s largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

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Selected information regarding Ruddick Corporation and its subsidiaries follows. For more information on Ruddick Corporation, visit our web site at: www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 WEEKS ENDED		39 WEEKS ENDED
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
NET SALES
Harris Teeter	$926,347	$836,421	$2,716,015	$2,438,257
American & Efird	87,227	86,571	249,874	257,344
Total	1,013,574	922,992	2,965,889	2,695,601

COST OF SALES
Harris Teeter	637,894	574,390	1,870,180	1,682,150
American & Efird	68,290	67,108	195,915	200,640
Total	706,184	641,498	2,066,095	1,882,790

GROSS PROFIT
Harris Teeter	288,453	262,031	845,835	756,107
American & Efird	18,937	19,463	53,959	56,704
Total	307,390	281,494	899,794	812,811

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	243,930	222,158	710,713	642,564
American & Efird	16,610	18,530	52,112	55,022
Corporate	1,652	1,645	4,809	5,680
Total	262,192	242,333	767,634	703,266

OPERATING PROFIT (LOSS)
Harris Teeter	44,523	39,873	135,122	113,543
American & Efird	2,327	933	1,847	1,682
Corporate	(1,652)	(1,645)	(4,809)	(5,680)
Total	45,198	39,161	132,160	109,545

OTHER EXPENSE (INCOME)
Interest expense	5,220	4,843	15,131	13,665
Interest income	(62)	(67)	(259)	(182)
Net investment loss (gains)	(73)	(278)	22	(252)
Minority interest	206	203	404	508
Total	5,291	4,701	15,298	13,739

INCOME BEFORE TAXES	39,907	34,460	116,862	95,806
INCOME TAXES	15,398	13,251	44,943	36,310
NET INCOME	$24,509	$21,209	$71,919	$59,496

NET INCOME PER SHARE:
Basic	$ 0.51	$ 0.44	$ 1.50	$ 1.25
Diluted	$ 0.51	$ 0.44	$ 1.49	$ 1.24

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	47,814	47,668	47,827	47,559
Diluted	48,285	48,197	48,306	48,087

DIVIDENDS DECLARED PER SHARE - Common	$ 0.12	$ 0.11	$ 0.36	$ 0.33

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	June 29,	July 1,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$34,746	$20,318
Accounts Receivable, Net	106,760	107,197
Refundable Income Taxes	6,314	1,026
Inventories	309,097	286,628
Deferred Income Taxes	9,505	12,913
Prepaid Expenses and Other Current Assets	24,784	22,057
Total Current Assets	491,206	450,139

PROPERTY, NET	944,948	816,558
INVESTMENTS	138,188	106,403
DEFERRED INCOME TAXES	6,820	-
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	27,014	30,684
OTHER LONG-TERM ASSETS	72,603	68,156

Total Assets	$1,688,948	$1,480,109

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes Payable	$11,729	$12,995
Current Portion of Long-Term Debt and Capital Lease Obligations	9,544	8,176
Accounts Payable	228,743	203,929
Deferred Income Taxes	415	-
Accrued Compensation	48,603	44,521
Other Current Liabilities	84,001	78,572
Total Current Liabilities	383,035	348,193

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	349,022	264,914
DEFERRED INCOME TAXES	832	4,123
PENSION LIABILITIES	61,741	50,883
OTHER LONG-TERM LIABILITIES	93,302	81,693
MINORITY INTEREST	6,113	6,403

SHAREHOLDERS' EQUITY:
Common Stock	82,686	78,816
Retained Earnings	748,521	678,094
Accumulated Other Comprehensive Income (Loss)	(36,304)	(33,010)
Total Shareholders' Equity	794,903	723,900

Total Liabilities and Shareholders' Equity	$1,688,948	$1,480,109

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	39 WEEKS ENDED
	June 29,	July 1,
	2008	2007
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$71,919	$59,496
Non-Cash Items Included in Net Income
Depreciation and Amortization	84,373	74,745
Deferred Income Taxes	1,240	(8,039)
Net Gain on Sale of Property	(1,474)	(1,969)
Impairment Losses	113	618
Share-Based Compensation	4,319	2,883
Other, Net	35	1,982
Changes in Operating Accounts Utilizing Cash	(31,581)	(4,837)
Other, Net	500	-
NET CASH PROVIDED BY OPERATING ACTIVITIES	129,444	124,879

INVESTING ACTIVITIES
Capital Expenditures	(145,277)	(147,863)
Purchase of Other Investments	(38,655)	(5,898)
Acquired Favorable Leases	(1,150)	-
Proceeds from Sale of Property	16,713	12,524
Return of Partnership Investments	129	5,005
Investments in Company-Owned Life Insurance	(1,352)	(3,472)
Other, Net	(1,563)	(1,328)
NET CASH USED IN INVESTING ACTIVITIES	(171,155)	(141,032)

FINANCING ACTIVITIES
Net Proceeds from Short-Term Debt Borrowings	1,482	2,733
Net (Payments on) Proceeds from Revolver Borrowings	(20,600)	23,100
Proceeds from Long-Term Debt Borrowings	100,751	-
Payments on Long-Term Debt and Capital Lease Obligations	(11,511)	(7,889)
Dividends Paid	(17,390)	(15,824)
Proceeds from Stock Issued	2,609	4,215
Share-Based Compensation Tax Benefits	1,726	1,425
Purchase and Retirement of Common Stock	(6,601)	-
Other, Net	(1,184)	(477)
NET CASH PROVIDED BY FINANCING ACTIVITIES	49,282	7,283

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,571	(8,870)
EFFECT OF FOREIGN CURRENCY FLUCTUATIONS ON CASH	428	-
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	26,747	29,188

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$34,746	$20,318

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$14,221	$12,248
Income Taxes	44,002	41,094
Non-Cash Activity:
Assets Acquired Under Capital Leases	22,942	19,205

RUDDICK CORPORATION
OTHER STATISTICS
June 29, 2008
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation
Depreciation and Amortization:
Third Fiscal Quarter	$24.8	$4.7	$-	$29.5
Fiscal Year to Date	70.5	13.8	0.1	84.4

Capital Expenditures:
Third Fiscal Quarter	$51.3	$1.7	$-	$53.0
Fiscal Year to Date	139.4	5.9	-	145.3

Purchase of Other Investment Assets:
Third Fiscal Quarter	$11.2	$-	$-	$11.2
Fiscal Year to Date	14.5	24.1	-	38.6

Harris Teeter Store Count:	Quarter	Year to Date
Beginning number of stores	169	164
Opened during the period	6	12
Closed during the period	(1)	(2)
Stores in operation at end of period	174	174

	Quarter	Year to Date
Harris Teeter Comparable Store Sales Increase	1.73%	3.11%

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store with the intention of closing the existing store is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales.